UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Persante, Patricia M.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |1.200   |     |    | |           |   |9/1/9|2/29/|            |       |       |1,232       |D  |            |
( Right to buy)       |        |     |    | |           |   |4    |04   |            |       |       |            |   |            |
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Employee Stock Option |3.750   |     |    | |           |   |11/6/|5/5/0|            |       |       |2,800       |D  |            |
(Right to buy)        |        |     |    | |           |   |95   |4    |            |       |       |            |   |            |
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Employee Stock Option |11.875  |     |    | |           |   |12/19|12/19|            |       |       |24,000      |D  |            |
(Right to buy)        |        |     |    | |           |   |/95  |/05  |            |       |       |            |   |            |
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Employee Stock Option |22.625  |     |    | |           |   |4/25/|4/24/|            |       |       |5,000       |D  |            |
(Right to buy)        |        |     |    | |           |   |96   |06   |            |       |       |            |   |            |
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Employee Stock Option |21.500  |     |    | |           |   |1/23/|1/22/|            |       |       |5,000       |D  |            |
(Right to buy)        |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
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Employee Stock Option |25.0625 |     |    | |           |   |1/23/|1/22/|            |       |       |5,000       |D  |            |
(Right to buy)        |        |     |    | |           |   |98   |08   |            |       |       |            |   |            |
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Employee Stock Option |18.6250 |2/18/|A   | |15,000     |A  |2/1/9|2/17/|Common Stock|       |       |15,000      |D  |            |
(Right to Buy)        |        |99   |    | |           |   |9    |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Patricia M. Persante BY:J. P. Rowan as Attorney-In-Fact
DATE
3/1/99